Exhibit 99.1
Berry Petroleum Corporation
PRESS RELEASE    February 28, 2019

For Immediate Release
BERRY PETROLEUM ANNOUNCES THE APPOINTMENT OF DONALD PAUL TO BOARD OF DIRECTORS

DALLAS, TX – February 28, 2019 (GLOBE NEWSWIRE) – Berry Petroleum Corporation (NASDAQ: BRY) (“Berry”) today announced the appointment of Donald L. Paul to its Board of Directors effective February 28, 2019.

Don Paul is the latest of three recent independent additions to the Berry Petroleum board. He is currently Executive Director of the University of Southern California Energy Institute, William M. Keck Chair of Energy Resources, and Research Professor of Engineering at USC. Trem Smith, President of Berry, remarked “I am pleased to add another highly qualified independent director to our board. Don is a recognized authority in the study of our industry and brings a depth of understanding of the intersection of our industry and digital technology that we are excited to add to the Board, particularly as it relates to the practical application of advanced digital technologies to enhancing performance of the oil and gas business, including cyber security.”

“Berry is an exciting company with a relatively unique position in the industry” said Paul.  “I am looking forward to contributing my insights and 44 years of energy industry experience to the Board.”

Berry Petroleum added new board members Anne Marriuci and Kent Potter in September 2018. The addition of Don Paul brings the total board membership to seven and is a direct reflection of the ongoing growth strategy of the company. Smith added, “Our former and current board members have played a critical role in Berry’s ability to grow in a volatile industry and market. I am pleased with the diversity and skills we have on the board and believe each member will continue to contribute to our ongoing success.”

About Berry Petroleum
Berry Petroleum is a publicly-traded (NASDAQ: BRY) western United States independent upstream energy company with a focus on the conventional, long-lived oil reserves in the San Joaquin basin of California. More information can be found at the Company’s website at berrypetroleum.com.

Contact
Contact: Berry Petroleum Corporation
Todd Crabtree - Manager, Investor Relations
(661) 616-3811ir@bry.com

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